Exhibit 99.1
FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. AGREES TO PURCHASE THE GOLD CLUB IN INDIANAPOLIS

HOUSTON – (December 14, 2010) – Rick’s Cabaret International, Inc. (NASDAQ:RICK), the leading group of upscale gentlemen’s clubs, has signed a definitive agreement to purchase The Gold Club, an adult nightclub in the Indiana capital.

Total cost of the acquisition, including the real estate, will be $1,675,000.  Assuming transfer of all necessary permits, licenses and other authorizations and other items subject to due diligence, the transaction is expected to close on or before December 31, 2010.

“The Gold Club has long been a fixture in the Indianapolis entertainment scene and we will make it much more so as we complete renovations and add the famous Rick’s Cabaret style of hospitality and entertainment excellence,” said Eric Langan, president of the group that currently operates 21 clubs nationwide. “This purchase gives us an additional club in the Midwest and we expect that we will benefit from cluster efficiencies as we add more clubs in this region in the future.”

The Gold Club is located off Interstate Highway I-65 at 3551 Lafayette Road near Lafayette Square and about three miles from the world famous Indianapolis Speedway.  The club has a VIP Champagne Room and is a popular location for bachelor and group parties.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com or visit www.ricksinvestor.com.

 Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricksinvestor.com.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com